Exhibit 99.1

Exela Technologies Announces 1 for 3 Reverse Stock Split

IRVING, Texas, Jan. 25, 2021 (GLOBE NEWSWIRE) -- Exela Technologies, Inc. (“Exela” or “Company”) (NASDAQ: XELA), a location-agnostic global business process automation (BPA) leader, announced that its Board of Directors has approved a 1-for-3 reverse stock split of the Company’s common stock, which will be effective at 5:00 p.m. Eastern Time on Monday, January 25, 2021. Exela’s Board of Directors approved the split and determined the 1-for-3 ratio to be appropriate to meet Exela’s goals of improving the marketability and liquidity of its common stock, compliance with Nasdaq listing requirements and continued focus by the Company’s management team on the initiatives underway to strengthen its balance sheet and improve shareholder value.

As a result of the reverse split, each three shares of the Company’s issued and outstanding common stock will be automatically combined and converted into one issued and outstanding share of common stock. The Company’s shares will begin trading on a split-adjusted basis on the Nasdaq Capital Market commencing upon market open on January 26, 2021. Immediately after the reverse split becomes effective, there will be approximately 49.2 million shares of common stock issued and outstanding.

About Exela Technologies

Exela Technologies is a business process automation (BPA) leader, leveraging a global footprint and proprietary technology to provide digital transformation solutions enhancing quality, productivity, and end-user experience. With decades of expertise operating mission-critical processes, Exela serves a growing roster of more than 4,000 customers throughout 50 countries, including over 60% of the Fortune® 100. With foundational technologies spanning information management, workflow automation, and integrated communications, Exela’s software and services include multi-industry department solution suites addressing finance and accounting, human capital management, and legal management, as well as industry-specific solutions for banking, healthcare, insurance, and public sectors. Through cloud-enabled platforms, built on a configurable stack of automation modules, and over 21,000 employees operating in 23 countries, Exela rapidly deploys integrated technology and operations as an end-to-end digital journey partner.

Forward-Looking Statements

Certain statements included in this press release are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as "may", "should", "would", "plan", "intend", "anticipate", "believe", "estimate", "predict", "potential", "seem", "seek", "continue", "future", "will", "expect", "outlook" or other similar words, phrases or expressions. These forward-looking statements include statements regarding our industry, future events, estimated or anticipated future results and benefits, future opportunities for Exela, and other statements that are not historical facts. These statements are based on the current expectations of Exela management and are not predictions of actual performance. These statements are subject to a number of risks and uncertainties, including without limitation those discussed under the heading "Risk Factors" in Exela's Annual Report and other securities filings. In addition, forward-looking statements provide Exela's expectations, plans or forecasts of future events and views as of the date of this communication. Exela anticipates that subsequent events and developments will cause Exela's assessments to change. These forward-looking statements should not be relied upon as representing Exela's assessments as of any date subsequent to the date of this press release.

Investor and/or Media Contacts:
Vincent Kondaveeti
E: vincent.kondaveeti@exelatech.com
T: 929-620-1849

Mary Beth Benjamin
E: IR@exelatech.com
T: 646-277-1216